Exhibit 10.02


                                  AMENDMENT TO
                              DEVELOPMENT AGREEMENT

This Agreement ("Agreement") entered into as of November 1, 2003 (the "Effective Date") between Airos Group, Inc., an Ontario corporation, with offices at 151 Robinson St., Oakville, Ontario (the "Contractor") and Smart Chip Technologies, a Florida corporation (the "Company"), with its corporate office at 330 E. Warm Springs Rd., Las Vegas, NV 89119 and an Administrative Office, which will be its principal place of business for this Agreement, at 7190 S. State St., #216, Salt Lake City, UT 84047.

         WHEREAS, Contractor has provided to Company contact with a sales organization with whom the Company has subsequently entered a Sales and Marketing Agreement; and

         WHEREAS, the Company and the Contractor wish to amend their agreement dated April 1, 2003, to provide appropriate compensation to Contractor, effective November 1, 2003:

         NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Contractor and the Company hereby modify their April 1, 2003, Development Agreement as follows:

1. Services

         1.1 (a) Term - This Agreement shall be for a term of five years (the "Term") from the date of the original Development Agreement and shall be terminable on the terms and subject to the conditions set forth in this Agreement, and shall be extendable by mutual agreement.

2. Compensation

         2.2 Fees & Personnel - Commencing from the Effective Date, Contractor shall be compensated for Services rendered at a rate of eighty dollars (US $80) per hour for each senior person, and sixty five dollars (US $65) per hour for QA and lower-level technicians engaged on behalf of Contractor in the Project (the "Fee"). The Fee, which will include all billable hours plus pre-approved travel expenses, will be payable per the conditions listed below. Contractor will use his best efforts to avoid changing the Project personnel once they have begun work on the Project, unless it is absolutely necessary. Contractor shall be responsible for the payment of all taxes including without limitation, all Canadian and provincial, income, unemployment, social security and medicare taxes. Conditions of payment:

         (e) Contractor's options on the Company stock at the rate of 100,000 shares each month, continuing for two years from the effective date of the original agreement, as long as there is an outstanding balance of Deferred Fees, will be issued at a strike price equal to 100% of the closing stock price on the last business day of the month. The options will be issued monthly and are exercisable within three years of issuance.

                  If Contractor has implemented and deployed all of the following by May 1, 2005, the monthly option compensation, as described above, will continue for another year:

                  i.       A Global Platform and Multos solution on Smart Chips
                  ii.      Two or more POS terminal platforms
                  iii. Magnetic stripe loyalty processing capabilities iv. Loyalty by Product SKU

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         2.3 Stock compensation - The Company shall compensate the Contractor by issuance of twelve million, eight hundred thousand (12,800,000) shares of SCTN stock, restricted by SEC rule 144. Eleven million three hundred thousand (11,300,000) of these shares will be issued by the Company as soon as possible, and the remaining one million, five hundred thousand (1,500,000) will be issued upon execution of the first Customer order for Products procured by the sales organization that exceeds an up front amount of $200,000 or a total contract value of more than $1 million over the initial term of the contract. The eleven million three hundred thousand shares will be issued in the names and amounts as requested by Contractor. The costs of printing multiple certificates shall be borne by Contractor.

5. Miscellaneous

         5.2      Notices -

                  If to Company:
                           Smart Chip Technologies
                           7190 S. State St., #216
                           Salt Lake City, UT 84047


6. Stock Purchase (New)

         6.1 Qualified Investor - Contractor represents and warrants to the Company that the Contractor is a Qualifies Investor, as defined by the SEC, and hereby agrees to execute any necessary documents to disclose and stipulate that fact per SEC regulations.

         6.2 Stock Purchase - Contractor agrees to purchase two million (2,000,000) of the Company's 144 restricted stock at a price of thirty cents ($0.30) US per share. Payment for this stock will be in the form of a Note payable to the Company at the rate of twenty five thousand dollars ($25,000) per month, for twenty four (24) months.

         6.3 Note Payable to Company - Contractor agrees to execute an interest-free Note, concurrently with this Amendment, secured by the assets of the Airos Group, for six hundred thousand dollars ($600,000). Payments to the Company will be made by Contractor, under this note, at the rate of twenty five thousand dollars ($25,000) US per month, for twenty four (24) months, beginning November 15, 2003. Payments more than ten (10) days late will be assessed a late charge of three percent (3%) per month until paid.

         All other terms and conditions of the April 1, 2003, Development Agreement will remain as originally agreed.

         IN WITNESS WHEREOF, each of the Company and the Contractor has caused this Agreement to be signed by its duly authorized officer as of the day and year first above written.


SMART CHIP TECHNOLOGIES                              AIROS GROUP INC.

By: /s/ David Simon                                  By: /s/ Miki Radivojsa
------------------------                             ---------------------------
Name: David J. Simon                                 Name: Miki Radivojsa
Title:Chairman & CEO                                 Title:President


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